Exhibit 99.2

Immune Provides Additional Financial Information in Response to Nasdaq First North Stockholm

Englewood Cliffs, NJ – October 23, 2017 - Immune Pharmaceuticals Inc. (the "Company”) announced today the public disclosure of certain information regarding its current financial position.

As disclosed in the Company’s Quarterly Report on Form 10-Q filed with the United States Securities and Exchange Commission (the “SEC”), as of June 30, 2017, the Company had approximately $22,000 in cash. As a result of several financing transactions, which occurred since that date and are disclosed in the Company’s Current Reports filed on Form 8-K with the SEC, the Company’s cash balance as of October 22, 2017 was approximately $56,000.

In addition to the foregoing, on October 19, 2017, the Company announced the pricing of an underwritten public offering of units for gross proceeds of $18,000,000 (the “Offering”), which excludes underwriting discounts and commissions and offering expenses payable by the Company. The Offering is comprised of units, priced at a public offering price of $1,000 per unit. Each unit consists of one share of Series E Convertible Preferred Stock and 982 warrants (the “Warrants”), each of which entitles the holder to purchase one share of the Company’s common stock. The Warrants are initially exercisable at an exercise price of $1.10 per share and expire 7 years from the date of issuance. The Offering closed on October 23, 2017. Net proceeds to the Company after deduction of offering expenses, including attorneys’ fees and auditor fees, and repayment in full of the Company’s outstanding senior secured convertible note were $14,692,290. This amount, together with the Company’s cash balance of approximately $56,000 as of October 22, 2017, should be sufficient to fund the Company’s operations, including ongoing phase 2 clinical trials, through calendar year 2018.

For further information contact:

Immune Pharmaceuticals Inc.
Elliot Maza, Chief Executive Officer

elliot.maza@immunepharma.com
Tel: Area Code 201.464.2677

The foregoing information is information which Immune Pharmaceuticals Inc. is obliged to make public pursuant to the EU Market Abuse Regulation. This information was submitted for publication, through the contact person set out above, at 16.00 CET on October 23 2017.

Immune Pharmaceuticals Inc. is listed at Nasdaq First North Stockholm. Erik Penser Bank is the Company’s Certified Adviser.

About Immune Pharmaceuticals Inc.

Immune Pharmaceuticals is a biopharmaceutical company developing novel therapeutic agents for the treatment of immunologic and inflammatory diseases. Immune’s lead program, bertilimumab, is a first-in-class, fully human monoclonal antibody that targets and lowers levels of eotaxin-1, a chemokine that plays a role in immune responses and attracts eosinophils to the site of inflammation. By neutralizing eotaxin-1, bertilimumab may prevent the migration of eosinophils and other cells, thus helping to relieve associated inflammatory conditions. Currently, Immune is conducting two phase 2 clinical trials to test bertilimumab in patients suffering from bullous pemphigoid and ulcerative colitis, respectively. Bertilimumab may have application in other diseases, including atopic dermatitis, immune and inflammatory hepatitis, and asthma.

Safe Harbor Statements Regarding Forward Looking Statements

The statements in this news release made by representatives of Immune relating to matters that are not historical facts, including without limitation, those regarding future performance or financial results, the timing or potential outcomes of research collaborations or clinical trials, any market that might develop for any of Immune’s product candidates and the sufficiency of Immune’s cash and other capital resources, the continued development by Immune of bertilimumab or its determination to seek Orphan Drug designation for the pharmaceutical product of bertilimumab are forward-looking statements that involve risks and uncertainties, including, but not limited to, the likelihood that actual performance or results could materially differ, that future research will prove successful, the likelihood that any product in the research pipeline will receive regulatory approval in the United States or abroad, or Immune’s ability to fund such efforts with or without partners. Immune undertakes no obligation to update any of these statements. In addition, there can be no assurance that Immune will successfully complete its anticipated corporate restructuring, or that Immune will be able to reduce expenses, capitalize on strategic alternatives, develop its assets, and generate value for shareholders. Immune may, at any time and for any reason until the proposed spin-off is complete, abandon the spin-off or modify its terms and conditions, or consider competing, alternate or complimentary transactions or offers by third parties at the discretion of Immune’s board of directors. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as to the date hereof. Accordingly, any forward-looking statements should be read in conjunction with the additional risks and uncertainties detailed in Immune’s filings with the Securities and Exchange Commission, including those discussed in Immune’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and periodic reports filed on Form 8-K